Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
November 2, 2010	Richard E. Leone
Director — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI INTERNATIONAL REPORTS THIRD QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc., (NYSE: RTI), released results today for the third quarter of 2010.
Third Quarter 2010 Results
•	Net sales for the third quarter were $102.6 million

•	Third quarter loss before income taxes was $2.9 million

•	Strong liquidity with cash and short-term investments of $133.9 million plus an unused revolving credit facility

•	Titanium mill product shipments for the quarter totaled 2.7 million pounds at an average realized price of $18.05 per pound
     For the third quarter, RTI reported a loss before income taxes of $2.9 million, on net sales of $102.6 million. The net loss during the period was $16.8 million, or $0.56 per diluted share. This net loss was significantly impacted by a disproportionately high income tax charge during the quarter of $13.9 million, caused primarily by the reversal of a large, counterintuitive income tax benefit of $8.1 million on income before income taxes of $2.2 million reported in the second quarter of 2010. These relatively large income tax impacts for both quarters were driven primarily by the mix of domestic and foreign results, applicable tax rates, and the level of operating results. For the third quarter of 2009, RTI reported a net loss of $8.7 million, or $0.35 per diluted share, on net sales of $100.2 million and a loss before income taxes of $4.8 million.
     For the nine months ended September 30, 2010, RTI reported earnings before income taxes of $10.9 million, on net sales of $317.1 million, compared with a loss before income taxes of $9.1 million, on net sales of $310.7 million for the same period a year ago. Net income for the first nine months of 2010 was $4.9 million, or $0.16 per diluted share, compared with a net loss of $10.0 million, or $0.42 per diluted share, for the same period a year ago.
     The Company expects that the provision for income taxes for 2010, as compared to the provision reported for the third quarter, will be disproportionately high on a percentage basis, but lower on a nominal basis.
Titanium Group
     For the third quarter of 2010, the Titanium Group posted operating income of $1.3 million on net sales of $52.3 million, including intersegment sales of $20.0 million. During the same period in 2009, this Group reported operating income of $1.0 million on net sales of $54.4 million, including intersegment sales of $25.6 million. Although average sales prices were down as a result of a higher percentage of lower priced product mix during the quarter, increased shipments overall plus a strengthening in ferro-alloy demand contributed to the increase in operating income versus the third quarter of 2009.
     During the first nine months of 2010, the Titanium Group posted operating income of $18.1 million on net sales of $168.7 million, including intersegment sales of $67.1 million. During the first nine months of 2009, operating income was $7.4 million on sales of $180.9 million, including intersegment sales of $94.6 million. The increase in operating income during the nine month period was driven primarily by a payment from Airbus during the first quarter without any associated cost of sales.
     Mill product shipments for the third quarter were 2.7 million pounds at an average realized price of $18.05 per pound, compared to mill product shipments of 2.4 million pounds in the third quarter of 2009 at an average realized price of $21.32 per pound.
     Mill product shipments for the first nine months of 2010 were 7.4 million pounds at an average realized price of $18.88 per pound compared to mill product shipments of 7.8 million pounds in 2009 at an average realized price of $21.95 per pound.
Fabrication Group
     During the third quarter of 2010, the Fabrication Group posted an operating loss of $3.0 million on net sales of $34.1 million. For the same period in 2009, this Group had an operating loss of $0.5 million on net sales of $27.3 million. The increase in the operating loss during the third quarter of 2010 versus the same period in 2009 was caused primarily by yield losses associated with the ramp-up of the Boeing 787 Dreamliner Pi-Box program, as well as underutilized capacity.
     For the first nine months of 2010, the Fabrication Group reported net sales of $100.0 million and an operating loss of $9.1 million compared with net sales of

$79.9 million resulting in an operating loss of $14.2 million for the same period in the prior year. The lower operating loss, during the current period versus the same period in 2009, was driven mostly by the completion of several engineered components to support the containment of the oil spill in the Gulf of Mexico during the second quarter.
Distribution Group
     For the third quarter of 2010, the Distribution Group posted an operating loss of $0.5 million on net sales of $36.2 million. During the same period in 2009, this Group earned operating income of $1.4 million on net sales of $44.1 million. The operating loss during the period reflected lower demand for both titanium and specialty alloys, resulting in decreased selling prices.
     Year-to-date, the Distribution Group reported net sales of $115.5 million resulting in operating income of $2.5 million, compared with net sales of $144.5 million and operating income of $6.4 million for the same period in the prior year.
CEO Comment
     Dawne S. Hickton, Vice Chairman, President, and CEO stated, “For the first time since 2008, we are starting to see a pickup in mill product demand as evidenced by stronger than expected ordering activity from our traditional customer base. However, the impact of the recently revised Airbus contract has resulted in more mill product demand than initially anticipated, which, when combined with the mix of new orders, has resulted in lower average sales prices. And, I would expect this level of pricing to be continued through the fourth quarter. Nonetheless, we now have visibility to mill product shipments approaching 10.0 million pounds for 2010.
     “Although demand appears to be picking up, continued caution is warranted. The destocking of titanium mill product inventory in the commercial aerospace supply chain must run its course before we see a meaningful pickup in titanium aerostructure demand and pricing. Although it is too soon to predict when this will occur, I would not be surprised to see it in the back half of 2011 or early 2012.
     “With respect to the Fabrication Group, although we will not see the positive results for several more quarters, this Group continues to win work packages on the next generation commercial and military aerospace platforms. These awards demonstrate that our customers recognize and value our integrated strategy.
     “Finally, I would just like to highlight for our investors that our reported earnings are being impacted dramatically by counterintuitive income tax provisions. Consequently, our pretax results in the second and third quarters are more reflective of the Company’s operations than are our reported net income for those periods.”

Conference Call Information
     To participate in today’s 11:00am Eastern Time conference call, please dial toll free (USA/Canada) 800-446-1671 or (International) 847-413-3362 a few minutes prior to the start time and specify the RTI International Metals’ Conference Call.
Replay Information
     Replay of the call will be available one hour after the conference ends and remain accessible until Tuesday, November 16, 2010 at 11:59 p.m., Eastern Time. To listen to the replay, dial (USA/Canada) 888-843-7419 or (International) 630-652-3042 and enter passcode #28196225.
Forward Looking Statement
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual build-rates, production schedules and titanium content per aircraft for commercial and military aerospace programs, military spending and continued support for the Joint Strike Fighter program, the impact from Boeing 787 production delays, variability in our quarterly tax rate driven by the mix and level of foreign and domestic earnings, the outcome of our pending challenge of our titanium tetrachloride supply agreement, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
Company Description
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is one of the world’s largest producers of titanium mill products and a global supplier of fabricated titanium and specialty metal components for the international market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for commercial aerospace, defense, energy, industrial, chemical, and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

November 2, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales	$102,593	$100,247	$317,129	$310,655
Cost and expenses:
Cost of sales	88,418	82,426	258,482	263,047
Selling, general, and administrative expenses	15,771	15,384	47,828	46,526
Research, technical, and product development expenses	783	466	2,536	1,493
Asset and asset-related charges (income)	(151)	—	(3,262)	—

Operating income (loss)	(2,228)	1,971	11,545	(411)
Other income (expense)	(519)	252	(153)	2,006
Interest income	127	257	358	1,325
Interest expense	(264)	(7,231)	(828)	(12,007)

Income (loss) before income taxes	(2,884)	(4,751)	10,922	(9,087)
Provision for income taxes	13,891	3,901	6,060	899

Net income (loss)	$(16,775)	$(8,652)	$4,862	$(9,986)

Earnings (loss) per share:
Basic	$(0.56)	$(0.35)	$0.16	$(0.42)

Diluted	$(0.56)	$(0.35)	$0.16	$(0.42)

Weighted-average shares outstanding:
Basic	29,933,615	24,643,301	29,901,657	23,588,555

Diluted	29,933,615	24,643,301	30,143,031	23,588,555

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November 2, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$113,634	$56,216
Short-term investments	20,257	65,042
Receivables, less allowance for doubtful accounts of $677 and $646	53,306	60,924
Inventories, net	274,759	266,887
Deferred income taxes	25,914	21,237
Other current assets	7,034	21,410

Total current assets	494,904	491,716
Property, plant, and equipment, net	254,605	252,301
Goodwill	41,339	41,068
Other intangible assets, net	13,851	14,299
Deferred income taxes	51,811	53,814
Other noncurrent assets	1,077	1,537

Total assets	$857,587	$854,735

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,035	$39,193
Accrued wages and other employee costs	17,504	9,796
Unearned revenues	15,211	21,832
Current liability for post-retirement benefits	2,476	2,476
Current liability for pension benefits	140	140
Other accrued liabilities	19,241	30,518

Total current liabilities	96,607	103,955
Long-term debt	48	81
Noncurrent liability for post-retirement benefits	35,320	34,530
Noncurrent liability for pension benefits	26,146	28,102
Deferred income taxes	62	244
Other noncurrent liabilities	7,556	8,617

Total liabilities	165,739	175,529

Commitments and Contingencies
Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 30,852,598 and 30,724,351 shares issued; 30,121,657 and 30,010,998 shares oustanding	309	307
Additional paid-in capital	443,611	439,361
Treasury stock, at cost; 730,941 and 713,353 shares	(17,341)	(16,996)
Accumulated other comprehensive loss	(29,690)	(33,563)
Retained earnings	294,959	290,097

Total shareholders’ equity	691,848	679,206

Total liabilities and shareholders’ equity	$857,587	$854,735

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November 2, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	September 30,
	2010	2009
Cash provided by operating activities (including adjustment for depreciation and amortization of $16,600 and $15,985 for the nine months ended September 30, 2010 and 2009, respectively)	$31,611	$16,738

Cash provided by (used in) investing activities	23,359	(103,362)

Cash provided by (used in) financing activities	955	(114,743)

Effect of exchange rate changes on cash and cash equivalents	1,493	1,651

Increase (decrease) in cash and cash equivalents	57,418	(199,716)
Cash and cash equivalents at beginning of period	56,216	284,449

Cash and cash equivalents at end of period	$113,634	$84,733

(more)
November 2, 2010

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net sales:
Titanium Group	$32,263	$28,853	$101,660	$86,280
Intersegment sales	20,006	25,586	67,062	94,615

Total Titanium Group net sales	52,269	54,439	168,722	180,895

Fabrication Group	34,116	27,334	100,013	79,885
Intersegment sales	12,753	15,986	40,184	44,561

Total Fabrication Group net sales	46,869	43,320	140,197	124,446

Distribution Group	36,214	44,060	115,456	144,490
Intersegment sales	835	598	2,116	1,863

Total Distribution Group net sales	37,049	44,658	117,572	146,353

Eliminations	33,594	42,170	109,362	141,039

Total consolidated net sales	$102,593	$100,247	$317,129	$310,655

Operating income (loss):
Titanium Group before corporate allocations	$3,633	$3,591	$24,570	$15,066
Corporate allocations	(2,328)	(2,569)	(6,441)	(7,713)

Total Titanium Group operating income	1,305	1,022	18,129	7,353

Fabrication Group before corporate allocations	187	1,898	(291)	(6,968)
Corporate allocations	(3,205)	(2,394)	(8,784)	(7,185)

Total Fabrication Group operating loss	(3,018)	(496)	(9,075)	(14,153)

Distribution Group before corporate allocations	1,268	3,349	7,455	12,101
Corporate allocations	(1,783)	(1,904)	(4,964)	(5,712)

Total Distribution Group operating income (loss)	(515)	1,445	2,491	6,389

Total consolidated operating income (loss)	$(2,228)	$1,971	$11,545	$(411)

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